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                                                                      EXHIBIT 15



GAINSCO, INC.
Fort Worth, Texas



Ladies and Gentlemen:

Re:  Registration Statement Nos. 33-48634 and 33-37070

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated August 9, 2001 related to our review of interim financial information.

Pursuant to Rule 436(c) under Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of sections 7 and 11 of the Act.

                                                   Very truly yours,

                                                   KPMG LLP


Dallas, Texas
August 9, 2001